UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Rubio’s Restaurants, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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RUBIO’S RESTAURANTS, INC.

Announcement to All General Managers

May 10, 2010

We are pleased to announce that we have reached a definitive merger agreement under which Mill Road Capital, an East Coast investment company, has agreed to acquire all of our outstanding shares in a cash merger transaction.  Mill Road Capital will acquire each outstanding share of common stock of Rubio’s Restaurants for $8.70 per share. The aggregate transaction value is approximately $91 million.  This announcement was made earlier this morning as required by the SEC.

The Special Committee of the Board of Directors has unanimously recommended this transaction and the transaction has been unanimously approved by the full Board.  The merger is subject to customary closing conditions, including the approval of Rubio’s stockholders, and is expected to close during the third quarter.

Loren Pannier, Chairman of the Special Committee of the Board, said, “After careful consideration of a full range of strategic alternatives, we are pleased to have reached this agreement with Mill Road Capital, which creates substantial value for our stockholders.”

Daniel Pittard said “Mill Road Capital’s desire to add Rubio’s to its portfolio underscores our winning strategy within Fast Casual, which continues to be the fastest growing segment of the restaurant industry.  Mill Road’s Managing Directors bring an extensive knowledge of the Fast Casual Segment.  I am confident that this partnership will create opportunities for our employees and positions us well for the future.”

Scott Scharfman, Managing Director of Mill Road Capital added, “Rubio’s is a long-established institution in its core western markets with a consistent track record of providing delicious Baja-inspired food to its large base of loyal customers.  As a long term shareholder, Mill Road Capital is delighted to have the opportunity to increase its investment in the great institution that Ralph Rubio created 27 years ago and to work with Dan Pittard and his talented team in executing their strategic plan and building an even greater Rubio’s.”

About Mill Road Capital

Mill Road Capital is a Connecticut based investment firm founded by a core group of former professionals of The Blackstone Group.  Mill Road focuses exclusively on investing in outstanding small publicly traded companies.  Mill Road invests on behalf of a prominent international group of limited partners including state pension funds, foundations, endowments and insurance companies.  Mill Road’s investors committed their capital for 10 years, allowing a very long investment horizon.  Mill Road has flexible capital with the ability to purchase shares in the open market, buy large block positions from existing shareholders, provide capital for growth or acquisition opportunities, or partner with management and sponsor going-private transactions.

Mill Road intends to keep the existing management team in place, given the success that the Company has enjoyed over the past few years.  Consequently, while the deal is a milestone event for us, from a day to day operating perspective, little will change.  Our strategies will remain in place and our focus must be on business as usual -- Creating Raving Rubio’s Fans -- as we continue to attend to the details and disciplines that have served us so well to date.

We will be arranging opportunities for many of you to meet our new partners. On a personal level, I can say that I am excited by the opportunity to work with Mill Road.  During the discussions that led to the deal being announced I have found them to be smart and engaging professionals with meaningful industry experience and thoughtful insights into the Fast Casual Segment.  We believe that partnering with Mill Road will make us an even stronger competitor and should accelerate our ability to provide the growth opportunities so important to us all.

I am certain that you will have many questions over the coming days and weeks.  I encourage you to speak directly with your supervisor or a member of the Executive Team so that we can ensure that your questions can be quickly addressed. We know that many of you will have specific questions relating to options you may hold, and we will be sending the details in the next few weeks.

I want to reiterate a few key points:

•	Mill Road intends for us to continue on the strategic path we have been pursuing
•	The Executive Team has been asked to continue in place
•	The deal will not close until sometime in the 3rd quarter
•	Our best course of action is to continue business as usual focused on our guests and the details and disciplines of our business
•	Information on how options will be treated will follow

You may be contacted by the media regarding today’s announcement.  Consistent with our policies, please direct any inquiries to Dan, Frank or myself.

Sincerely,

Marc Simon

Forward-looking Statements

This document contains certain forward-looking statements about Rubio's that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the merger due to the failure to satisfy the other conditions to completion of the merger; (3) the risk that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (4) other risks that are set forth in the "Risk Factors," "Legal Proceedings" and "Management Discussion and Analysis of Results of Operations and Financial Condition" sections of Rubio's Securities and Exchange, or SEC, filings.  Many of the factors that will determine the outcome of the merger are beyond Rubio's ability to control or predict.
Rubio's undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

All parties desiring details regarding the transaction are urged to review the definitive agreement when it is available on the SEC's website at http://www.sec.gov. In connection with the proposed transaction, Rubio's will file with the SEC a proxy statement, and Rubio's plans to file with the SEC other documents regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER FILED DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Shareholders will be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) filed with the SEC from the SEC's website at http://www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Rubio's Restaurants, Inc., Attention:  Frank Henigman, 1902 Wright Place, Suite 300, Carlsbad, CA 92008, or from Rubio's website, http://www.rubios.com.
Rubio's and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies from stockholders of Rubio's in favor of the proposed merger. Information regarding Rubio's directors and executive officers is contained in Rubio's Form 10-K filed with the SEC on March 26, 2010, as amended by the Form 10-K/A filed with the SEC on April 26, 2010. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC (when available).